EXHIBIT A (1)(i)(A)

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our reports dated May 9, 2003 and May 15, 2002 on Alliance World Dollar Government Fund II, Inc., which are included in Schedule TO of the Tender Offer Statement under Section 13(e)(4) of the Securities and Exchange Act of 1934 of Alliance World Dollar Government Fund II, Inc.


                                                    ERNST & YOUNG LLP


New York, New York
October 17, 2003